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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                       Vari-Lite International, Inc.
                     ----------------------------------
                              (Name of Issuer)

                       Common Stock, $0.10 par value
                     ----------------------------------
                       (Title of Class of Securities)

                                922152 10 3
                     ----------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  4  Pages
                                        ---

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CUSIP No. 922152 10 3                 13G                 Page  2  of  4  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     James H. Clark, Jr.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       611,204
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        3,764
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    611,204
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    3,764
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     614,968
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

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(11) Percent of Class Represented by Amount in Row (9)
     7.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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                                                          Page  3  of  4  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER

    Vari-Lite International, Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

     201 Regal Row, Dallas, Texas 75247
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ITEM 2(A).  NAME OF PERSON(S) FILING

     James H. Clark, Jr.
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ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

     8117 Preston Road, Suite 220, Dallas, Texas 75225
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ITEM 2(C).  CITIZENSHIP

     United States
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES

     Common Stock, $0.10 par value
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER

     922152 10 3
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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
  CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

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                                                          Page  4  of  4  Pages
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ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        614,968. Includes 587,389 shares of Common Stock owned by Clark Partnership, Ltd., a limited partnership of which Mr. Clark is managing general partner and 3,764 owned by Mr. Clark's wife. Mr. Clark disclaims beneficial ownership of the shares held by his wife.
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        7.9%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
               611,204
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
               3,764
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
               611,204
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
               3,764
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         Not Applicable
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not Applicable
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not Applicable
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not Applicable
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ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 12, 1998
                                       ----------------------------------------
                                       (Date)

                                       /s/ James H. Clark, Jr.
                                       ----------------------------------------
                                       (Signature)

                                       James H. Clark, Jr.
                                       ----------------------------------------
                                       (Name/Title)